Exhibit 99.1 Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: Michael Sherrick +203 517 3104 michael.sherrick@isg-one.com

Information Services Group Announces

First-Quarter 2026 Results

●	Reports first-quarter GAAP revenues of $61.2 million, up 3% versus prior year, at the top end of guidance
●	Reports first-quarter GAAP net income of $2.7 million, up 83%; GAAP EPS of $0.05, up 83%, and adjusted EPS of $0.09, up 17%
●	Reports first-quarter adjusted EBITDA of $8.3 million, up 12% versus prior year
●	Signs historic multiyear contract valued at up to $17 million to support AI-powered reinvention for top global manufacturer
●	Declares second-quarter dividend of $0.045 per share, payable June 26, 2026, to shareholders of record as of June 5, 2026
●	Sets second-quarter guidance: revenues between $62.5 million and $63.5 million and adjusted EBITDA between $8.0 million and $9.0 million

STAMFORD, Conn., May 7, 2026 ― Information Services Group (ISG) (Nasdaq: III), a global AI-centered technology research and advisory firm, today announced financial results for the first quarter ended March 31, 2026.

“ISG delivered a strong first quarter, with revenue of $61.2 million, up 3 percent, and adjusted EBITDA of $8.3 million, up 12 percent—both at the top end of guidance—with adjusted EBITDA margins expanding more than 100 basis points from the prior year, to 13.5 percent,” said Michael P. Connors, chairman and CEO. “Revenue growth was driven primarily by Europe, up 25 percent, and recurring revenues, up 9 percent, as AI continues to be a tailwind for our firm.

“Adding to our recurring revenue acceleration, we signed the largest single client contract in our history—a multiyear agreement valued at up to $17 million to provide governance services for a top global manufacturer,” Connors said. “Under this landmark contract, ISG will manage $300 million in global technology spend with 200 technology vendors to support a large-scale, multiyear AI-powered transformation.

“This contract and our growing profitability reflect our unique strengths as an AI-centered research and advisory powerhouse that engages strategically with clients, provides deeper insights to shape client solutions and decisions, and, importantly, delivers unmatched execution and AI governance at scale.”

First-Quarter 2026 Results

Reported revenues for the first quarter were $61.2 million, up 3 percent from $59.6 million in the prior year.

Revenues were $39.8 million in the Americas, down 3 percent on a reported basis. Revenues in Europe were $17.3 million, up 25 percent on a reported basis, and Asia Pacific revenues were $4.1 million, down 15 percent on a reported basis, all versus the prior year.

ISG reported first-quarter operating income of $5.0 million, compared with operating income of $3.4 million in the prior year. Reported first-quarter net income was $2.7 million, compared with net income of $1.5 million in the prior year. Fully diluted earnings per share were $0.05, compared with fully diluted earnings per share of $0.03 in the prior year.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the first quarter was $4.3 million, or $0.09 per share on a fully diluted basis, compared with adjusted net income of $3.7 million, or $0.07 per share on a fully diluted basis, in the prior year’s first quarter.

First-quarter adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $8.3 million, up 12 percent from the prior-year first quarter. Adjusted EBITDA margin (a non-GAAP measure calculated by dividing adjusted EBITDA by reported revenues) was 13.5 percent, compared with 12.4 percent in the prior year.

Other Financial and Operating Highlights

ISG used cash from operations of $0.7 million in the first quarter. The firm’s cash balance totaled $22.7 million at March 31, 2026, up from $20.1 million at March 31, 2025, but down from $28.7 million at December 31, 2025. During the first quarter, ISG paid dividends of $2.2 million and repurchased $2.1 million of shares.

2026 Second-Quarter Revenue and Adjusted EBITDA Guidance

“Clients remain somewhat cautious in the face of current macro and geopolitical conditions and as a result are focusing on cost optimization and preparing for enterprise-scale adoption of AI, which play to ISG strengths,” said Connors. “We see current demand trends continuing. ISG is targeting revenues between $62.5 million and $63.5 million and adjusted EBITDA of between $8.0 million and $9.0 million, which will continue our year-over-year growth. We will monitor the macroeconomic environment, including the impact of FX, inflation and other factors, and adjust our business plans accordingly.”

Quarterly Dividend

The ISG Board of Directors declared a second-quarter dividend of $0.045 per share, payable on June 26, 2026, to shareholders of record as of June 5, 2026.

Conference Call

ISG has scheduled a call for 9 a.m., U.S. Eastern Time, May 8, 2026, to discuss the company’s first-quarter results. The call can be accessed by dialing +1 (800) 715-9871; or, for international callers, by dialing +1 (646) 307-1963. The access code is 6855650. A recording of the conference call will be accessible on ISG’s investor relations page for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; (14) clients’ termination, delay, or reduction in scope of engagements; (15) the effect of the divestiture of the automation unit on ISG’s relationships with its customers and suppliers and on its retained business generally; (16) the success of ISG’s focus on AI advisory and AI-powered platforms; (17) changes to trade policy, including new or increased tariffs and changing import/export regulations, and (18) potential employment-related claims. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three months ended March 31, 2026, and March 31, 2025. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and ISG’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, interest accretion associated with contingent consideration, acquisition- and disposition-related costs, gain on disposal of assets, and severance, integration and other expense), adjusted net income (defined as net income, plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, interest accretion associated with contingent consideration, acquisition- and disposition-related costs, gain on disposal of assets, and severance, integration and other expense on a tax-adjusted basis), and adjusted net income per diluted share, excluding the net tax effect of certain financial data, which are non-GAAP measures that ISG believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Nasdaq: III) is a global AI-centered technology research and advisory firm. A trusted partner to more than 900 clients, including 75 of the world’s top 100 enterprises, ISG is a long-time leader in technology and business services that is now at the forefront of leveraging AI to help organizations achieve operational excellence and faster growth. The firm, founded in 2006, is known for its proprietary market data and research, in-depth knowledge and governance of provider ecosystems, and the expertise of its 1,500 professionals worldwide working together to help clients maximize the value of their technology investments.

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Information Services Group, Inc.

Condensed Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025

Revenues	$61,183	$59,583
Operating expenses
Direct costs and expenses for advisors	34,803	33,927
Selling, general and administrative	20,317	21,155
Depreciation and amortization	1,046	1,105
Operating income	5,017	3,396
Interest income	32	55
Interest expense	(878)	(1,056)
Foreign currency transaction gain	152	3
Income before taxes	4,323	2,398
Income tax provision	1,607	910
Net income	$2,716	$1,488

Weighted average shares outstanding:
Basic	47,746	48,369
Diluted	50,175	50,252

Earnings per share:
Basic	$0.06	$0.03
Diluted	$0.05	$0.03

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025

Net income	$2,716	$1,488
Plus:
Interest expense (net of interest income)	846	1,001
Income tax provision	1,607	910
Depreciation and amortization	1,046	1,105
Gain on assets disposal	(47)	—
Interest accretion associated with contingent consideration	5	12
Acquisition and disposition-related costs (1)	72	80
Severance, integration and other expense	425	383
Foreign currency transaction gain	(152)	(3)
Non-cash stock compensation	1,754	2,420
Adjusted EBITDA	$8,272	$7,396

Net income	$2,716	$1,488
Plus:
Non-cash stock compensation	1,754	2,420
Intangible amortization	235	318
Gain on assets disposal	(47)	—
Interest accretion associated with contingent consideration	5	12
Acquisition and disposition-related costs (1)	72	80
Severance, integration and other expense	425	383
Foreign currency transaction gain	(152)	(3)
Tax effect (2)	(733)	(1,027)
Adjusted net income	$4,275	$3,671

Weighted average shares outstanding:
Basic	47,746	48,369
Diluted	50,175	50,252

Adjusted earnings per share:
Basic	$0.09	$0.08
Diluted	$0.09	$0.07

(1)	Consists of expenses from acquisition and disposition-related costs and non-cash fair value adjustments on pre-acquisition contract liabilities.
(2)	Marginal tax rate of 32% reflecting U.S. federal income tax rate of 21% plus 11% attributable to U.S states and foreign jurisdictions.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

		Constant	Three Months Ended		Constant	Three Months Ended
	Three Months Ended	currency	March 31, 2026	Three Months Ended	currency	March 31, 2025
	March 31, 2026	impact	Adjusted	March 31, 2025	impact	Adjusted
Revenue	$61,183	$140	$61,323	$59,583	$1,941	$61,524
Operating income	$5,017	$(272)	$4,745	$3,396	$241	$3,637
Adjusted EBITDA	$8,272	$(264)	$8,008	$7,396	$303	$7,699